Consent of Independent Accountants



To the Board of Directors
of Bridgeway Fund, Inc.:

     We consent to the inclusion in Port-Effective Amendment No. 4 to the Registration Statement of Bridgeway Fund, Inc. on Form N-1A (File No. 33-72416) of our report dated September 12, 1996 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the period ended June 30, 1996 which is included in he Registration Statement. We also consent to the use of our name under the captions "General Information" and "Auditors" in the Prospectus, Financial Highlights and the Statement of Additional Information.


/s/ COOPERS & LYBRAND L.L.P.

Houston, Texas
April 16, 1997
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